EXHIBIT 21

REGISTRANT’S SUBSIDIARIES

The following table sets forth, at February 28, 2007, the Registrant’s significant operating subsidiaries and other associated companies and their respective incorporation jurisdictions. The Registrant owns 100% of the voting securities of each of the subsidiaries listed below. There are no subsidiaries not listed in the table, which would, in the aggregate, be considered significant.

Active Subsidiaries	State of Incorporation

Distribution:
Air Systems Distributors LLC	Delaware
Atlantic Service & Supply LLC	Delaware
Baker Distributing Company LLC	Delaware
Comfort Supply, Inc.	Delaware
Comfort Products Distributing LLC	Delaware
East Coast Metal Distributors LLC	Delaware
Gemaire Distributors LLC	Delaware
Heat Incorporated LLC	New Hampshire
Heating & Cooling Supply LLC	California
Homans Associates LLC	Delaware
Three States Supply Company LLC	Tennessee
Tradewinds Distributing Company LLC	Delaware
Watsco Holdings, Inc.	Delaware

Other:
Dunhill Staffing Systems, Inc.	Delaware
Dunhill Temporary Systems, Inc.	New York